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                 [LETTERHEAD OF RICHMAN, LAWRENCE, MANN, GREENE,
                              CHIZEVER & PHILLIPS]


                                                                       Exhibit 5


                                November 5, 1997



United Leisure Corporation
18081 Magnolia
Fountain Valley, CA  92708

Ladies and Gentlemen:

        We have been requested by United Leisure Corporation, a Delaware corporation (the "Company"), to render our opinion in connection with the registration under the Securities Act of 1933, as amended, and the public offering by each of the Selling Stockholders named in the Registration Statement (as defined below), of up to 500,000 shares of common stock of the Company ("Common Stock") consisting of (i) 150,000 shares of Common Stock (the "Shares") and (ii) 350,000 shares of Common Stock (the "Warrant Shares") underlying certain Common Stock purchase warrants (the "Warrants").

        We have examined the Company's Registration Statement on Form S-3 in the form to be filed with the Securities and Exchange Commission on or about November 5, 1997 (the "Registration Statement"). We have examined such further documents as we have deemed necessary as a basis for the opinion hereafter expressed.

        Based on the foregoing, we are of the opinion that, the Shares and the Warrant Shares have been duly authorized, and, upon exercise of the Warrants as provided for in the instruments evidencing the same, and payment of the exercise price for the Warrant Shares, both the Shares and the Warrant Shares will be validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        RICHMAN, LAWRENCE, MANN, GREENE,
                                          CHIZEVER, FRIEDMAN & PHILLIPS


                                        By: /s/ Gerald M. Chizever